Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces First Quarter 2023 Financial Results

Revenue stable; Improving operating results

Seattle, WA – May 11, 2023 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the first quarter of 2023. Total revenue was $8.1 million, an increase of $0.2 million or 2% compared to the fourth quarter of 2022. Gross profit was in-line with the previous quarter while operating expenses decreased by $1.0 million. Loss from operations was $0.4 million, which was a $1.1 million improvement from the fourth quarter operating loss. Cash, cash equivalents, restricted cash and short-term investments totaled $34.0 million as of March 31, 2023, a decrease of $1.7 million since December 31, 2022.

“I am pleased with the quarter-over-quarter improvement in our loss from operations. Our goal is to run the business as efficiently as possible while we evaluate our strategic options and our first quarter results are consistent with that goal,” said Ralph C. Derrickson, Bsquare President and CEO. “We are evaluating all options for creating value for shareholders including exploring if our business could offer synergies to others, if acquisitions could accelerate our growth, and if we should return capital to shareholders,” added Derrickson.

First Quarter 2023 Results Compared to Fourth Quarter 2022

•	Revenue for the quarter was $8.1 million, an increase of $0.2 million or 2%. Partner Solutions revenue increased $0.2 million, due to an additional shipping day in the quarter, while Edge to Cloud revenue was flat.

•	First quarter gross profit was $1.3 million which was a slight increase from the prior quarter. Both segments contributed to the improvement.

•	Total operating expenses for the quarter were $1.7 million, which was a decrease of $1.0 million from the prior quarter. Decreased marketing and labor expense drove the change. Additionally, the fourth quarter included $0.2 million of restructuring charges that did not reoccur in the first quarter.

•	Loss from operations for the quarter was $0.4 million compared to the fourth quarter loss from operations of $1.5 million. Net loss for the quarter was $71,000, or $0.00 per diluted share, which was less than the fourth quarter net loss of $1.2 million, or $0.06 per diluted share.

•	The Company continued to execute a short-term, laddered investment strategy designed to take advantage of rising interest rates. Interest income for the quarter totaled $0.3 million.

•	During the first quarter of 2023, the Company repurchased 303,638 shares for approximately $0.4 million. In total, we have repurchased 482,495 shares for $0.6 million.

•	Net loss for the quarter was $71,000, or $0.00 per diluted share, which was less than the fourth quarter net loss of $1.2 million, or $0.06 per diluted share.

•	Cash, cash equivalents, restricted cash and short-term investments totaled $34.0 million on March 31, 2023, a decrease of $1.7 million compared to December 31, 2022. The cash decrease was driven by share repurchases, prepaid costs and changes in working capital.

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	March 31, 2023	December 31, 2022	Quarter-over-Quarter Change	March 31, 2022	Year-over-Year Change
Revenue:
Partner Solutions	$7,267	$7,077	$190	$9,132	$(1,865)
Edge to Cloud	874	878	(4)	600	274
Total revenue	8,141	7,955	186	9,732	(1,591)
Total gross profit	$1,285	$1,236	$49	$1,483	$(198)
Gross margin (1):
Partner Solutions	15%	15%	—	17%	(2.0)
Edge to Cloud	24%	22%	2.0	(16)%	40.0
Total gross margin	16%	16%	—	15%	1.0
Total operating expenses	$1,733	$2,748	$(1,015)	$2,404	$(671)
Net loss	(71)	(1,220)	1,149	(888)	817
Per basic and diluted share	(0.00)	(0.06)	0.06	(0.05)	0.05
Cash, cash equivalents and restricted cash	$7,741	$35,635	$(27,894)	$39,441	$(31,700)

Notes:

(1)	Quarter-over-quarter change and year-over-year change represent percentage point change.

First Quarter 2023 Results Compared to First Quarter 2022

•	Compared to the first quarter of 2022, total revenue decreased by $1.6 million. Partner Solutions revenue decreased $1.9 million while Edge to Cloud revenue increased $0.3 million.

•	Gross profit decreased $0.2 million driven by the Partner Solutions segment.

•	Total operating expenses for the quarter were $1.7 million, a decrease of $0.7 million compared to the first quarter of 2022.

•	Loss from operations for the quarter was $0.4 million, an improvement of $0.5 million compared to the first quarter of 2022. Net loss for the quarter was $71,000, or $0.00 per diluted share, compared to a net loss of $0.9 million, or $0.05 per diluted share, in the first quarter of 2022.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Conference Call

Management will host a conference call Thursday, May 11, 2023 at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-877-407-0789 or 1-201-689-8562 for international callers, and reference "Bsquare Corporation First Quarter 2023 Earnings Conference Call."

A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 13737833. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare Corporation

Bsquare helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing our customers to realize the full potential of a connected world. We have extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operate IoT networks ranging in size from 50,000 to more than 1 million devices for our customers. Our technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "continue," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, express or implied statements we make regarding the stability of our business, expected improvements to our IoT and software offerings, expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 on our business and on our customers and vendors; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare and Investor Contact:
Cheryl Wynne
Bsquare Corporation, Chief Financial Officer
+1 425.519.5900
investorrelations@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$7,520	$35,414
Restricted cash	221	221
Short-term investments	26,211	7
Accounts receivable, net of allowance for doubtful accounts of $50 at March 31, 2023 and December 31, 2022	4,764	3,985
Contract assets	138	51
Prepaid expenses and other current assets	701	410
Total current assets	39,555	40,088
Property and equipment, net of accumulated depreciation	737	813
Right-of-use lease assets, net	1,234	1,297
Other non-current assets	24	24
Total assets	$41,550	$42,222
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$4,273	$4,073
Accounts payable	165	414
Accrued compensation	322	430
Other accrued expenses	258	232
Deferred revenue	179	252
Operating lease	367	362
Total current liabilities	5,564	5,763
Deferred revenue, long-term	7	9
Operating lease, long-term	981	1,051

Shareholders' equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized: 20,075,395 and 20,337,906 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	172,232	172,558
Accumulated other comprehensive loss	(1,057)	(1,053)
Accumulated deficit	(136,177)	(136,106)
Total shareholders' equity	34,998	35,399
Total liabilities and shareholders' equity	$41,550	$42,222

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Partner Solutions	$7,267	$9,132
Edge to Cloud	874	600
Total revenue	8,141	9,732
Cost of revenue:
Partner Solutions	6,187	7,552
Edge to Cloud	669	697
Total cost of revenue	6,856	8,249
Gross profit	1,285	1,483
Operating expenses:
Selling, general and administrative	1,449	2,143
Research and development	284	261
Total operating expenses	1,733	2,404
Loss from operations	(448)	(921)
Other income (expense), net	377	33
Loss before income taxes	(71)	(888)
Income taxes	—	—
Net loss	$(71)	$(888)
Basic and diluted loss per share	$(0.00)	$(0.05)
Shares used in per share calculations:
Basic and diluted	20,197	16,665

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999